EXHIBIT 11


               Computation of Pro Forma Net Loss Per Common Share
                      (in thousands, except per share data)

                                                                     Year Ended December 31,
                                                              -------------------------------------
                                                                1995                        1996
                                                              -----------------  ------------------

Net Loss.............................................          $(5,067)                    $(6,141)
                                                              ========                    ========

Pro forma weighted average shares outstanding:
     Common stock...................................             2,550                       7,494
     Convertible preferred stock....................             2,210                         355
     Cheap stock (treasury stock method)............                88                          --
                                                              --------                     -------

     Pro forma weighted average shares
     outstanding....................................             4,848                       7,849
                                                              ========                     =======

Pro forma net loss per share........................          $  (1.05)                     $(0.78)
                                                              ========                     =======
